Exhibit 99.1

PRESS RELEASE
Source:	USHEALTH Group, Inc.

Corporate	Contact: Cynthia B. Koenig Chief Financial Officer (817) 878-3732

FOR IMMEDIATE RELEASE:
August 2, 2005

USHEALTH GROUP REPORTS SECOND QUARTER RESULTS

FORT WORTH, Texas, August 2, 2005…USHEALTH Group, Inc. (“USHEALTH”) (USHE.OB) today reported a net loss of ($319,000), or ($.01) per common share, for the second quarter of 2005, compared to net income of $1 million, or $.02 per common share, for the corresponding prior year period.

For the six months ended June 30, 2005, the Company reported a net loss of ($1.1) million, or ($.02) per common share. For the corresponding prior year period, net income was $1.1 million, and after preferred stock dividends of $430,000, income applicable to common stockholders was $690,000 or $.02 per common share.

Total revenues were $23.0 million and $46.8 million for the second quarter and the six months ended June 30, 2005, respectively, as compared to $25.8 million and $52.4 million for the corresponding 2004 periods. Total premium revenues decreased by $2.6 million or 11.2% for the second quarter and $5.0 million or 10.8% for the six months ended June 30, 2005 as compared to the corresponding prior year periods. The benefits and claims to premium ratios were 66.7% and 67.6% for the three months and six months ended June 30, 2005, respectively, as compared to 64.8% and 66.6% for the corresponding 2004 periods.

Mr. Benjamin M. Cutler, Chairman and CEO, commenting on second quarter operations said: “The net loss reported for year-to-date 2005 approximates management’s expectations and reflects a $1.1 million additional investment in marketing and infrastructure initiatives as compared to the prior year. The net loss also reflects reduced fixed overhead coverage for 2005 due to a continuing decline in premium revenue. We have noted a significant narrowing of new business pricing margins in the individual health insurance market during the second quarter of 2005 and are currently evaluating our market position.”

In April 2005, Special Situations Holdings, Inc. – Westbridge (“SSH”), a wholly-owned subsidiary of Credit Suisse First Boston LLC, announced that it intends to take USHEALTH private through a “short-form” merger. SSH currently owns approximately 93% of USHEALTH outstanding common stock which, under Delaware law, is sufficient to effectuate the merger without necessity of seeking approval by either the USHEALTH board of directors or common stockholders. The consummation of this transaction is pending the completion of certain regulatory disclosure requirements and is currently expected to occur by the end of 2005. Common stockholders as of the effective date of the merger will receive $.31 in cash for each share of USHEALTH common stock held.

USHEALTH Group, Inc. is an insurance holding company primarily focused on individual health insurance for self-employed individuals and small business owners. Products are distributed through career agent organizations that are wholly owned subsidiaries. The Company’s goal is to combine the talents of its employees and agents to market competitive and profitable insurance products and provide superior customer service in every aspect of operations. (www.ushealthgroup.com)

(Forward-Looking Statements: The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. This press release contains forward-looking statements regarding the intent, belief or current expectations of the Company and members of its senior management team. While the Company believes that its expectations are based on reasonable assumptions within the bounds of its knowledge of its business and operations, prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance, and involve risks and uncertainties, and that actual results may differ materially from those contemplated by such forward-looking statements. Factors that would cause actual results to differ materially from those contemplated within this press release can be found in the Company’s Form 10-K for the year ended December 31, 2004 and Form 10-Q for the quarter ended March 31, 2005. Such factors include, but are not limited to: any limitation imposed on the Company’s ability to control the impact of rising health care costs, especially prescription drugs, and rising medical service utilization rates through product and benefit design, underwriting criteria, premium rate increases, utilization management and negotiation of favorable provider contracts; the impact of changing health care trends on the Company’s ability to accurately estimate claim and settlement expense reserves; the ability of the Company to fund competitive commission advances to its agents from internally generated cash flow or external financing; developments in health care reform and other regulatory issues, including the Health Insurance Portability and Accountability Act and increased privacy regulation, and changes in laws and regulations in key states where the Company operates; the Company’s ability to meet minimum regulatory capital requirements for its Insurance Subsidiaries; the ability of the Company to make additional investment in its Insurance Subsidiaries in the form of capital contributions, if needed, in order for such subsidiaries to comply with regulatory capital or debt covenant requirements; and the loss of key management personnel.)

USHEALTH GROUP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(000’s omitted, except for per share amounts)
Unaudited

	Three Months Ended June 30,		Six Months Ended June 30,

	2005	2004	2005	2004

First-year premium	$3,027	$3,995	$6,369	$8,002
Renewal premium	17,440	19,043	35,425	38,829

Total premiums	20,467	23,038	41,794	46,831
Net investment income	1,373	1,329	2,743	2,731
Fee and service income	833	919	1,627	1,908
Other insurance revenues	320	481	671	967
Net realized loss on investments	(8)	(3)	(12)	(5)

Total revenues	22,985	25,764	46,823	52,432

Benefits and claims	13,648	14,933	28,252	31,170
Change in deferred policy acquisition costs	345	68	717	311
Commissions	2,162	2,517	4,488	5,195
General and administrative expenses	5,365	5,104	10,915	10,402
Fee and service operating expenses	718	688	1,374	1,458
Taxes, licenses and fees	797	967	1,614	1,886
Interest expense on notes payable	269	253	532	505

Total expenses	23,304	24,530	47,892	50,927

(Loss) income from continuing operations before
income taxes	(319)	1,234	(1,069)	1,505
Federal income taxes	-	-	-	-

Net (loss) income from continuing operations	(319)	1,234	(1,069)	1,505

Loss from discontinued operations, before income
taxes	-	(185)	-	(385)
Federal income taxes	-	-	-	-

Net loss from discontinued operations	-	(185)	-	(385)

Net (loss) income	(319)	1,049	(1,069)	1,120
Preferred stock dividends	-	-	-	430

(Loss) income applicable to common stockholders	$(319)	$1,049	$(1,069)	$690

Basic and diluted (loss) earnings from continuing
operations per common share	$(.01)	$.02	$(.02)	$.03

Basic and diluted (loss) earnings per common share	$(.01)	$.02	$(.02)	$.02

Weighted average shares outstanding:
Basic	50,764	50,532	50,713	32,643

Diluted	50,764	50,758	50,713	32,867

USHEALTH GROUP, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(000’s omitted)

	June 30, 2005	December 31, 2004

	(Unaudited)	(Audited)
Assets
Investment assets, at market value	$107,233	$104,820
Cash	1,357	1,041
Accrued investment income	1,339	1,348
Deferred policy acquisition costs	19,982	20,700
Agent receivables, net	2,626	3,498
Property and equipment	1,630	1,942
Other assets	5,277	6,759

Total Assets	$139,444	140,108

Liabilities and Equity
Policy liabilities	$78,422	$78,112
Notes payable	16,774	16,478
Other liabilities	10,694	10,778

Total Liabilities	105,890	105,368

Common Stockholders' Equity (1)	33,554	34,740

Total Liabilities and Stockholders' Equity	$139,444	$140,108

(1)	Common stockholders’ equity includes unrealized gains on investment assets of $2.7 million at June 30, 2005 and $2.8 million at December 31, 2004.